UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2010

MILWAUKEE IRON ARENA FOOTBALL, INC.

Formerly

Genesis Capital Corporation of Nevada

(Exact name of registrant as specified in its charter)

Nevada	000-27831	91-1947658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11415 NW 123 Lane, Reddick, Florida	32686
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (718) 554-3652

GENESIS CAPITAL CORPORATION OF NEVADA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

See Item 8.01 below.

Item 8.01 Other Events.

On February 22, 2010, the Registrant (“us”, “we” or “our”) entered into a Confidential Term Sheet (the “Term Sheet”) with Kodiak Capital, LLC (“Kodiak”) which details the general terms and conditions pursuant to which we have the right to “put” to Kodiak over a three-year period up to $15 million (the “Credit Facility”) in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula).

The Term Sheet provides, in part, that following notice to Kodiak, we may put to Kodiak up to $15,000,000 in shares of our common stock for a purchase price equal to 85% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put will be either: (a) $1 million or (b) 200% of the average daily volume in the U.S. market of the common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice. The closing of each put shall occur seven days after the date of the put notice.

We are obligated to pay to Kodiak: (a) a document preparation fee of $15,000, (b) a commitment fee of 3% of the Credit Facility and (c) the commitment shares equal to 1% of our issued and outstanding shares of common stock. We may terminate the Term Sheet upon 30 days advance written notice. Closing is subject to the mutual execution of definitive agreements by us and Kodiak.

Pursuant to the Term Sheet we have paid to Kodiak the $15,000 document preparation fee and have issued to it the commitment shares equal to 290,100 restricted shares of our common stock.

Item 9.01 Exhibits.

10.1 Confidential Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milwaukee Iron Arena Football, Inc.

By: Richard Astrom, Chief Executive Officer

Date: February 26, 2010